Exhibit 10.1
Patent Transfer Agreement

This Patent Transfer Agreement (this “Agreement"), made and entered into as of the 22nd day of February, 2011 and effective on the date of the Closing (as defined below) (the "Effective Date"), by and between Oramed Ltd., a company organized under the laws of the State of Israel with principal offices at Hi-Tech Park 2/5 Givat-Ram, PO Box 39098, Jerusalem 91390, Israel (“Oramed”), and Entera Bio Ltd., a company organized under the laws of the State of Israel with principal offices at Avishai 3 Jerusalem 93149, Israel, ("Entera"; Oramed and Entera shall be referred to individually as a "Party" and together as the "Parties")

WITNESSETH: THAT

WHEREAS, the Parties have entered into a Patent License Agreement dated August 19, 2010 (the "Original Agreement"), attached hereto as Exhibit A-1, pursuant to which Oramed granted to Entera certain rights in respect of the Patent (hereinafter defined); and

WHEREAS, this Agreement constitutes Exhibit A to that certain Share Purchase Agreement by and between Oramed and D.N.A. Biomedical Solutions Ltd. ("DNA"), attached hereto as Exhibit A-2 (the “Share Purchase Agreement”); and

WHEREAS, the Parties wish, subject to and conditional upon all the Conditions Precedent (hereinafter defined) to replace the Original Agreement with the terms set forth herein, according to which Oramed shall assign the Patent to Entera and Entera shall grant Oramed an exclusive right and license under the Patent in respect of the Licensed Fields under the terms set forth in this Agreement;

NOW, THEREFORE, subject to the terms and conditions hereof, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1.	Definitions

1.1.	"Conditions Precedent" means all of the conditions set forth in Section 2.1 below.

1.2.	"Closing" shall have the same meaning as defined in the Share Purchase Agreement.

1.3.
"Intellectual Property Rights" means all (a) Licensed Patents, patents, patent applications and patent rights; (b) rights associated with works of authorship, including copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of "know how", trade secrets, and confidential information; and (d) any and all patents, or applications, or divisions, continuations, continuation in part, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired or claiming the benefit or priority of the applications of Licensed Patents.

1.4.	"Licensed Field" means Diabetes and Influenza.

1.5.
"Net Revenues" shall mean the gross revenues generated and actually received by Entera, directly or indirectly, from the sales, lease or other transfer of the Licensed Patent and/or of any products covered by the Licensed Patent and/or related services and/or any other exploitation of the Licensed Patent, less (i) research and development expenses incurred by Entera that directly relate to the Patent or the products that generated such revenues, and all sales and marketing expenses and manufacturing and production of product costs (COGS) incurred by Entera that directly relate to such revenues, in each case as reflected in Entera's audit financial statements in accordance with the accounting standards used by Entera, and (ii) the amounts paid by Entera, which are separately stated on the corresponding invoice or receipt and directly applicable to the Patent or products and services covered by it, as the case may be, for VAT or similar taxes, freight charges, export packing and crating expenses, cost of returned products, wholesale discounts and quantity discounts.  The fair market value of non-monetary consideration received in connection with the foregoing, shall be calculated based on the fair market value of such consideration or transaction assuming an arm's length transaction made in the ordinary course of business.

1.6.
“Patent” means the patent application in PCT which Oramed filed under international publication number WO 2010/020978A1 entitled "Methods and Compositions for Oral Administration of Proteins" and which was published on February 25, 2010 by the International Bureau of the World Intellectual Property Organization (WIPO) attached as Exhibit B hereto, including all inventions and discoveries identified in it, and any continuation, continuation in part, divisional, re-issue, re-examination and substitution applications of any of the foregoing; all applications of any of the foregoing, together with all patents which may issue based thereon filed in any and all jurisdictions worldwide.

2.	Closing.

2.1.	Conditions Precedent. The obligations of each Party under this Agreement are subject to the fulfillment on or before the Closing of each of the below conditions (the "Conditions Precedent"):

2.1.1.	The Closing of the Share Purchase Agreement shall occur simultaneously with the consummation of this Agreement.

2.1.2.	Oramed, Entera and DNA shall terminate that certain Joint Venture Agreement, entered into on June 1, 2010 as amended on August 15, 2010.

2.2.	DNA shall have received shareholders approval necessary to fulfill all of the respective obligations set forth under this Agreement.

2.2.1.
The shareholders of Entera shall have amended and restated the Amended and Restated Articles of Association of Entera to the reasonable satisfaction of DNA pursuant to which all special shareholder’s rights of Oramed (including, but not limited to, pre-emptive rights, right of first refusal, veto rights, appointment of members of the board of directors) shall be cancelled.

2.3.
Actions at Closing.  The following actions shall occur at the Closing:  All documents shall have been delivered and executed that are required pursuant to this Agreement, including such documents required for the amendment of the applications and filings relating to the Patent with all relevant patent offices in any applicable jurisdiction to reflect the assignment of the Patent to Entera.

To the extent that by or upon the Closing not all Conditions Precedent have been met, this Agreement shall be null and void and the Original Agreement shall continue to apply without change.  On the Effective Date, each of the Parties, for and on behalf of itself and its successors and assigns, shall be deemed to have released the other Party and its officers, directors, shareholders, employees, agents, representatives, successors and assigns, from any and all actions, claims and/or demands which they respectively may now have, ever had and/or may in the future have against each other arising out of and/or in connection with the Original Agreement and the transactions contemplated thereunder.

3.
Patent Assignment.  Upon and subject to the Closing, Oramed shall assign to Entera all its right, title and interest in and to the Patent, free and clear of any kind of lien, mortgage, security interest or other encumbrance, and execute and deliver the Transfer Deed attached hereto as Exhibit C.  To the extent required after the Closing, Oramed shall execute, verify and deliver such additional documents as Entera may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing the said Patent assignment.  In the event Oramed does not sign any document required in connection with the said assignment, as aforesaid, Oramed hereby irrevocably designates and appoints the chief executive officer of Entera as its agent and attorney in fact, solely to act for and on Oramed’s behalf to execute, verify and file any such documents and to perform all other lawfully permitted acts solely for the purpose of assigning the rights to the Patent (including, without limitation, amendment of filings with relevant patent offices), provided that such individual provides Oramed with a copy of each and every document that is signed, as aforesaid, concurrently with the execution thereof.  Concurrently with the Closing, Oramed shall transfer to Entera a copy of all documentation in Oramed’s possession relating to the Patent (including, but not limited to, all applications made worldwide, and all correspondence with patent offices, legal advisors and patent attorneys).  Other than the assignment of the Patent, nothing contained herein shall be construed as granting to Entera or any other party any rights, title or interest in and to Oramed’s and/or Oramed Inc.’s Intellectual Property Rights.

4.	Exclusive License Back.

4.1
License Back.  Automatically, upon assignment of the Patent to Entera, Entera grants to Oramed under the Patent and any derivatives, modifications, enhancements and improvements thereof (the "Licensed Patent"):  a worldwide, royalty free, fully paid-up, exclusive (solely in respect of the Licensed Field), irrevocable and perpetual, non-transferable license but, with the right to sublicense, to develop, test, manufacture, make, use, market, distribute and sell, have developed, tested, manufactured, made, used, marketed, distributed and sold products covered by the Licensed Patent or otherwise exploit the Licensed Patent, solely in the Licensed Field.  Oramed shall have the right to sublicense its rights hereunder in the Licensed Patent, provided that the sublicensee is bound by terms no less restrictive than those set forth herein and that Oramed is responsible for the sublicensee's compliance with the terms of the sub-license.

4.2.
Entera’s Ownership and Rights.  Other than the rights expressly granted to Oramed in this Agreement, Entera shall retain all right, title, and interest in and to the Patent and the Licensed Patent and any derivatives, modifications, enhancements and improvements thereto and documentation related thereto and all Intellectual Property Rights embedded therein and and/or related thereto.  Nothing herein contained (a) shall prevent Entera from freely using and exploiting the Patent and the Licensed Patent and/or Intellectual Property Rights related thereto, outside of the Licensed Field; and (b) nothing herein contained shall grant to Oramed any rights of any kind or nature in respect of any other patents or other intellectual property rights of Entera.

5.	Non- Compete.

Entera shall not, directly or indirectly, engage in any activities within the Licensed Field, including without limitation market or sell, solicit the submission of, entertain inquiries, proposals, offers from any person or entity, or otherwise provide information or engage in discussions with any person or entity, in any way relating to the development, sale, licensing, distribution or other disposition of products, materials or methods within the Licensed Field.

6.	Warranty and Disclaimer.

6.1.
Mutual Warranties.  Each of the Parties hereto represents and warrants that (a) it is authorized to enter into this Agreement and to carry out its obligations hereunder, (b) the Agreement constitutes, when executed and delivered at the Closing, valid and binding obligations of the Parties enforceable in accordance with its terms, (c) neither the execution and delivery of this Agreement nor the performance of any of its obligations under this Agreement will violate or conflict with a provision in an agreement or instrument or an order or judgement of a court, tribunal or governmental or regulatory body which is binding on it, and (d) except as expressly provided for in this Agreement, no approval, waiver, registration, consultation or notification is required to be obtained or made by it in connection with the execution, performance or enforcement of this Agreement.

6.2.
Oramed’s Warranties.  Oramed represents and warrants to Entera that as of the date hereof (a) it is the sole and exclusive owner of the entire right, title and interest in and to the Patent, (b) it has, to its knowledge, performed, or caused to be performed, all acts and things, reasonably required to protect the Patent in the Territory, including, but not limited to, filing, prosecution and maintenance, and made or required payments related to the foregoing, (c) there are no outstanding payments in respect of the filing, prosecution and maintenance regarding the Patent, (d) the Patent is free and clear of any kind of lien, mortgage, security interest or other encumbrance, (e) it is not aware of any existing or threatened litigation against Oramed or any of its affiliated companies concerning the Patent, (f) it has not granted any licenses under the Patent (other than under the Original Agreement), (g) other than the Patent, it has not made any application or filing related to the absorption enhancers N (5-clilorosalicyloyl)-8-aminocaprylic acid, N (1 O-[2-hydroxybenzoyl] amino) decanoic acid, N (8- [2-hydroxybenzoyl] amino) caprylic acid, or any entity related to the above or any combination of entities related to the above said absorption enhancers, and that (h) it has not withheld from Entera any material information regarding Section 6.2(a) above.

6.3.
Entera's Warranties.  Entera represents and warrants to Oramed that in its capacity as the licensee of the Patent under the Original Agreement:  (a) Entera has obtained and reviewed a copy of the PCT Application of the Patent and it is fully aware of the potential risks, if at all, of proceeding with the commercialization of the Patent prior to the expiration of a certain other existing patent and in respect of which delay, if any, it has no claims to Oramed; and (b) that Oramed is engaged in a continuing development process of components that are mutual to the Patent as well as other patents owned by Oramed, such as but not limited to SBTI and Aprotinin, and that any Intellectual Property Rights associated with such process and/or components is not part of the assignment of the Patent hereunder, provided however that Oramed shall not assert against Entera intellectual property rights associated with Oramed's ongoing and/or future optimization of quantities of, and/or the ratios between, said components.

6.4.
Nothing in this Agreement shall be construed as an agreement or commitment in any way that Oramed supply to Entera any products developed as a result of Oramed's ongoing and/or future development or optimization of any component or components that are mutual to the Patent as well as one or more other patents owned by Oramed.

6.5.	Oramed's Covenant. Oramed undertakes to perform all acts reasonably required relating to the filing, prosecution and maintenance of the Patent until the Closing.

6.6.
Disclaimer.  Except for explicit representations and warranties made in this Agreement, nothing in this Agreement is or shall be construed as:  (i) a warranty or representation by Oramed as to the validity or scope of the Patent; (ii) any warranty or representation by Oramed that the Patent is valid and/or enforceable or (b) is or will be free from infringement of patents, copyrights, and other rights of third parties; (iii) granting by implication, estoppel or otherwise any rights or licenses under patents owned or licensed by Oramed or Oramed Inc. other than the Patent defined in this Agreement, regardless of whether such patents are dominant or subordinate to the Patent.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ORAMED AND/OR ORAMED INC. MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NON INFRINGEMENT.

7.	Royalties.

7.1.
Commencing upon the date of Closing, Entera shall be obligated to pay Oramed three percent (3%) of its Net Revenues ("Royalties").  Royalties shall be paid within thirty (30) days after the end of each calendar quarter together with a detailed written calculation of the amounts due hereunder which shall include an itemization of the sale, lease, transfer and other exploitation of each product covered by, and each sublicense of, the Licensed Patent, both due and paid, during the relevant calendar quarter.

7.2.
Entera shall keep, full and correct books of account in accordance with Generally Accepted Accounting Principles as required by international accounting standards, enabling Royalties to be calculated accurately.  At the request of Oramed, but not more than twice per year, a certified public accountant, approved by the Parties, shall be entitled during regular business hours of Entera and upon prior written coordination, to audit the relevant books and records of Entera to verify its compliance with the provisions of this Section 7.  Entera shall promptly pay to Oramed the underpayment of Royalties, if any, as may be determined by the said auditor, as well as the reasonable fees of the auditor in the event that such underpayment is more than 5% of the Royalty amounts due for the audited period.

7.3.
Payments shall be made by wire transfer to the bank account designated by Oramed.  Entera shall add VAT to all payments hereunder, if applicable.  All payments shall be made without the withholding or deduction of any taxes, levies or charges, provided that Oramed shall provide the requisite exemptions upon request.

7.4.	Any payments which are not duly paid shall bear interest from the due date of payment until actual payment is made, at the rate of LIBOR plus two percent (2%), compounded annually.

7.5.
In the event that a court of last resort has ruled that Oramed is in breach of its representations and warranties pursuant to Sections 6.2(a) herein, the right of Oramed to receive Royalties shall immediately terminate, without prejudice to any other right or remedy Entera may have.

8.	Confidential Information

8.1.
Definition and Use.  Pursuant to this Agreement, each party may disclose to the other certain proprietary technical or business information or materials (“Confidential Information”).  Each party agrees that it will not use any Confidential Information received from the other except for the purposes of this Agreement and agrees not to disclose any such Confidential Information to third parties, and to maintain and follow reasonable procedures to prevent unauthorized disclosure or use of the Confidential Information received from the other party and to prevent it from falling into the public domain or the possession of unauthorized persons.  Without limiting the generality of the foregoing, each party agrees to disclose to its employees only such Confidential Information as is necessary to each employee’s responsibilities in performing the acts allowed by this Agreement.  Each party shall promptly advise the disclosing party of any disclosure, loss or use of Confidential Information in violation of this Agreement after becoming aware of the same.  The parties agree that the terms and conditions of this Agreement constitute Confidential Information.  Each party agrees that its confidentiality obligations hereunder shall survive for a period of five (5) years after the termination of this Agreement.

8.2.	Exclusions. Confidential Information shall not include information:

8.2.1.	that becomes lawfully known or available to the receiving party from a source other than the disclosing party without breach of any confidentiality obligation under this Agreement;

8.2.2.	that was already known to the receiving party, as shown by written records, before its disclosure by the disclosing party;

8.2.3.	developed independently by the receiving party without the use or consideration of or reference to the Confidential Information;

8.2.4.	that is within, or later falls within, the public domain without breach of this Agreement;

8.2.5.	publicly disclosed with the written approval of the disclosing party; or

8.2.6.
disclosed pursuant to the requirement or demand of a lawful governmental or judicial authority, but only to the extent required by operation of law, regulation or court order provided, however, that the receiving party shall provide prompt notice of such court order or requirement to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

9.	Patent Protection and Prosecution.

9.1.
As of the Closing, Entera shall be responsible for and in control of the filing, prosecution and maintenance (including obtaining continuations) of all patents included in, or that claims any of the inventions included in, the Licensed Patent at its own expense.  Such responsibility shall be with respect to patent prosecution in the following countries:  USA, Europe, Japan, China, Israel, Brazil, Russia, India, Canada, New Zealand and Australia (the “Territory”).  Nothing herein contained shall be construed as obligating Entera to prosecute any particular patent applications in any county other than those set forth above.

9 .2.
In the event that Entera provides explicit written notice to Oramed that it has decided not to file and prosecute a patent application for the Licensed Patent in a particular jurisdiction in the Territory or fails to do so after at least thirty days prior written notice of such failure by Oramed to Entera, then in such event, Oramed may at its expense prepare, file, prosecute and maintain the Licensed Patent in all such jurisdictions in Entera's name and Entera hereby authorizes Oramed to take all such actions.

10.	Intellectual Property Infringement Enforcement.

10.1.
In the event that either Party hereto becomes aware of any infringement or threatened infringement or misappropriation or threatened misappropriation of, or challenge to, the Licensed Patent (“IP Infringement”), such Party will promptly advise the other Party of such IP Infringement and of all the relevant facts and circumstances known by it in connection with the IP Infringement.

10.2.
As of the Closing in the event of any IP Infringement or defense, Entera shall take all reasonable legal action at its expense as recommended by its legal counsel, to protect the Licensed Patent against infringement.  Oramed shall reasonably cooperate with Entera, at Entera’s expense, in the prosecution of any such action and upon Entera's request shall join such action as necessary for standing to commence and maintain the action.  In addition, Oramed may, at its own expense, actively participate in the conduct of any such action and, in any event, may provide ongoing comments and advice regarding its position in the dispute which comments Entera shall consider in good faith, provided, however, that Entera shall retain sole control of the defense and/or settlement of any such claim.  Any recovery obtained as a result of such action shall belong to Entera, less applicable Royalties on the result of such action minus litigation expenses.  In the event Entera declines or fails to timely pursue any legal action relating to such IP Infringement or defense, Oramed and/or Oramed Inc. may at their sole discretion undertake all such legal action at its expense and with its own legal counsel as it sees fit.  Any recovery obtained as a result of such action shall belong solely to Oramed.

11.	Indemnification.

11.1.
Entera shall hold harmless, defend and indemnify Oramed, its directors officers, employees and assigns from and against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) claims, demands or causes of action whatsoever that a court of last resort has ruled is caused by, arising out of, or resulting from, (i) any breach of any representation or warranty by Entera under this Agreement and/or (ii) the exercise of its rights granted under this Agreement.

11.2.
Oramed shall hold harmless, defend and indemnify Entera, its directors officers, employees and assigns from and against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) claims, demands or causes of action whatsoever that a court of last resort has ruled is caused by, arising out of, or resulting from, (i) any breach of any representation or warranty by Oramed under this Agreement and/or (ii) the exercise of its rights granted under this Agreement.

11.3.
The indemnification obligations of each of the indemnitor parties above are conditioned upon:  (a) prompt notice by the indemnitee to the indemnitor of the cause of action for any claim; (b) the indemnitor having sole control of the defense of the claim and the settlement thereof, provided that no settlement shall be made without the prior written consent of the indemnitee which consent shall not be unreasonably withheld and provided that the indemnitor diligently pursues the defense of such claim; and (c) the indemnitee provides reasonable assistance and cooperation as requested by indemnitor at indemnitor's expense.

12.	Limitation of Liability.

12.1.
NOTWITHSTANDING SECTION 11 ABOVE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, ITS CUSTOMERS, THE USERS OF ANY PRODUCT, OR ANY THIRD PARTIES FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGE OR INJURY TO BUSINESS EARNINGS, PROFITS OR GOODWILL SUFFERED BY ANY PERSON ARISING FROM ANY USE OF THE LICENSED PATENT OR PRODUCTS BASED THEREON, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.	Term and Termination

13.1.	Term. This Agreement shall commence on the Effective Date and continue in full force and effect, unless terminated in accordance with the terms of this Agreement ("Term").

13.2.
Termination for Cause.  Either Party may terminate this Agreement effective upon written notice to the other party in the event the other Party materially breaches this Agreement, and such breach remains uncured for forty-five (45) days following written notice of such breach by the non-breaching Party, unless such breach is incurable in which event termination shall be immediate upon receipt of written notice.

13.3.
Termination for Insolvency.  Each Party may terminate this Agreement by written notice, (i) upon the institution by or against the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such party's debts, (ii) upon the other party's making a general assignment for the benefit of creditors, or (iii) upon the other party's dissolution or ceasing to do business.

13.4.	Consequences and Survival of Certain Terms. The provisions of Sections 1, 2, 3, 4, 6, 7, 8, 11, 12 and 13 shall survive the termination of this Agreement.

14.	General Provisions:

14.1.
Independent Contractors:  The relationship established between the Parties by this Agreement is that of independent contractors.  Nothing in this Agreement shall be construed to constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking for any purpose whatsoever.

14.2.
Governing Law; Jurisdiction.  The rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with laws of the State of Israel, without regard to conflicts of laws principles.  Any dispute arising out of or in connection with this Agreement shall be brought exclusively in, and each Party irrevocably consents to the personal and exclusive jurisdiction and venue of the applicable court in the Tel Aviv Jaffa District

14.3.	Amendment. The terms and conditions of this Agreement may only be amended by a writing signed by both Parties.

14.4.
No Waiver.  Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise.  Failure by either party to detect, protest, or remedy any breach of this Agreement shall not constitute a waiver or impairment of any such terms or condition or the rights of such party at any time to avail itself of such remedies as it may have for any breach or breaches of such term or condition.  Waiver may only occur pursuant to the express written permission of an authorized officer of the party against whom the waiver is asserted.

14.5.
Severability.  In the event any term, condition or provision of this Agreement is declared or found by a court of competent jurisdiction to be illegal, unenforceable or void, the Parties shall endeavor in good faith to agree to amendments that will preserve, as far as possible, the intentions expressed in this Agreement.  If the Parties fail to agree on such amendments, such invalid term, condition or provision shall be served from the remaining terms, conditions and provisions, which shall continue to be valid and enforceable to the fullest extent permitted by law.

14.6.
Assignment.  Nothing herein shall be construed as limiting Entera's right to sell, lease, license or otherwise assign or dispose of its rights (collectively, "Assignment") in and to the Licensed Patent or any of its Intellectual Property Rights, provided that:  (i) any such Assignment shall not relieve Entera of any of its obligations under this Agreement incurred prior to any Assignment; (ii) any Entera designated assignee shall be bound by all of Entera's obligations under this Agreement and such designated assignee confirms in writing to Oramed the aforesaid.

14.7.
Notices.  Any notice required or permitted under this Agreement or required by law must be in writing and must be (i) delivered in person, (ii) sent by registered or certified mail, postage prepaid, or (iii) sent by overnight courier such as FedEx or DHL to the addresses first written above, provided that a copy is always sent by e-mail which shall not be considered formal notice hereunder.  The e-mail address of Oramed is:  yifat@oramed.com and the e-mail address of Entera is:  phillip@enterabio.com.  Notices will be deemed to have been given at the time of actual delivery in person, seven (7) business days after deposit in the mail as set forth herein, or one (1) business day after delivery to an overnight courier service.

14.8.
Force Majeure.  Neither party will be liable to the other for any default hereunder (excluding any payment obligations) resulting from delay or failure to perform all or any part of this Agreement in such delay or failure is caused, in whole or in part, by events, occurrences or causes beyond the reasonable control of such party, Such events include, without limitation, acts of God strikes, lockouts, riots, acts of war, earthquakes, floods and fire, but the inability to meet financial obligations is expressly excluded.

14.9.
Entire Agreement.  This Agreement, including all attachments, all of which this Agreement incorporates by reference, sets forth the entire agreement and understanding between the Parties and supersedes and cancels all previous negotiations, agreements and commitments, whether oral or in writing, with respect to the subject matter described herein, and neither party shall be bound by any term, clause, provision, or condition save as expressly provided in this Agreement or as duly set forth in writing as a subsequent amendment to this Agreement, signed by duly authorized officers or each party

IN WITNESS WHREOF, the parties have caused their duly authorized representatives to enter into the Patent Transfer Agreement, effective as of the Effective Date.

ORAMED LTD.		ENTERA BIO LTD.

By:	/s/ Nadav Kidron	By:	/s/ Phillip Schwartz
Print Name:	Nadav Kidron	Print Name:	Phillip Schwartz
Title:	CEO	Title:	CEO

Exhibit A-2

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement ("Agreement") is entered into as of the 22nd day of February, 2011 between D.N.A Biomedical Solutions Ltd. a public company duly registered under the laws of the State of Israel, with offices at Shimon Hatarasi 43, Tel Aviv 62492, Company Number 51-3600056 (the "Company") and, Oramed Ltd. a private company duly registered under the laws of the State of Israel with offices at Hi-Tech Park 2/5 Givat Ram, PO Box 39098, Jerusalem 91390 Israel, Company Number 51-3976712 ("Oramed") (the Company and Oramed shall be referred to hereinafter, each as a "Party" and collectively as the "Parties").

WITNESSETH:

WHEREAS Entera Bio Ltd. is a private company duly registered under the laws of the State of Israel with offices at Avishai 3 Jerusalem 93149, Israel, Company Number 51-4330604 ("Entera") that operates in the development of oral delivery drugs for certain indications namely for the treatment of osteoporosis;

WHEREAS The Company and Oramed each hold 50% of Entera's share capital respectively;

WHEREAS Entera's outstanding share capital consists of 30,000 ordinary shares, NIS 0.01 par value each, of Entera (the "Ordinary Shares").

WHEREAS Oramed agrees to sell and transfer 14,100 Ordinary Shares in Entera to the Company (the "Oramed Shares"), so that Oramed will be left with 900 Ordinary Shares of Entera, reflecting three percent (3%) of Entera’s outstanding share capital on an undiluted basis;

WHEREAS The Company agrees to purchase the Oramed Shares for the Consideration amount set forth in Section 7.2.1 below:

WHEREAS The Company further agrees to issue to Oramed the Company Shares in accordance with the terms and conditions set forth herein.

WHEREAS The Company has agreed to participate in a private placement of Oramed's parent company, Oramed Pharmaceuticals Inc. ("Parent"), a Nevada corporation, in an amount of US $250,000 pursuant to the Securities Purchase Agreement attached hereto as Exhibit A (the "Oramed SPA"), which has been executed between the Company and Parent (the "Oramed Private Placement") on the date hereof;

WHEREAS Oramed and Entera have executed the Patent Transfer Agreement on the date hereof; and

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WHEREAS the Audit Committee and Board of Directors of the Company and the Board of Directors of each of Oramed and Parent have approved the respective transactions to which they are parties.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1 PREAMBLE AND INTERPRETATION

1.1	The Preamble to this Agreement and the Annexes attached hereto form an integral part hereof.

1.2	The headings of the clauses of this Agreement have been inserted for the convenience of the Parties only and they shall not be used for the interpretation of the Agreement.

2.            DEFINITIONS

2.1.	The following expressions as used in this Agreement will bear the meaning set out opposite them, unless otherwise expressly stated or unless the context requires otherwise:

“Agreement” Shall mean this Agreement together with any and all annexes and schedules attached hereto.

"Articles of Association" Shall mean the Articles of Association of each respective Party to this Agreement.

"Closing" As described in Section 7 below.

"Company Shares" Shall mean 8,404,667 ordinary shares of the Company whose aggregate value equals that of US $700,000, based on the representative exchange rate between the U.S. dollar and the NIS published by the Bank of Israel on February 21, 2011. This reflects a price per share of NIS 0.30 per share.

"Company" As defined in the preamble of this Agreement.

"Consideration" As described in Section 7.2.1 below.

"Entera" As defined in the recitals of this Agreement.

"ISA" Israeli Securities Authority.

"Oramed Shares" As defined in the recitals of this Agreement.

"Oramed" As defined in the preamble of this Agreement.

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"Oramed Private Placement" As defined in the recitals of this Agreement.

"Oramed SPA" As defined in the recitals of this Agreement.

"Ordinary Shares" The ordinary shares, NIS 1.00 par value each, of Entera.

״Parent” As defined in the recitals of this Agreement.

"Party/ies" Shall mean the Company and/or Oramed.

"Patent and Transfer Agreement" Shall mean the Patent and Transfer Agreement, attached hereto as Exhibit B, entered into between Oramed and Entera on the date hereof.

"TASE" Tel Aviv Stock Exchange.

3.        TRANSACTION

At the Closing, Oramed shall transfer the Oramed Shares to the Company for the Consideration amount set forth in Section 7.2.1 below. The Company shall issue to Oramed the Company Shares for the Consideration as defined in this Agreement.

4.        CLOSING CONDITIONS

The Closing is subject to the satisfaction (or waiver by the intended beneficiary) of the following conditions and the actions set forth in Section 7.2:

4.1.	The effectiveness of the Patent and Transfer Agreement; and

4.2.	The consummation of the Oramed Private Placement.

5.        ORAMED REPRESENTATIONS AND WARRANTIES

Oramed hereby represents and warrants to the Company as follows on the date hereof and as of the Closing.

5.1.	Oramed is a company duly organized and validly existing under the laws of the State of Israel with the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the this Agreement and otherwise to carry out its obligations hereunder. This Agreement has been duly executed by Oramed, and when delivered by Oramed in accordance with terms hereof, will constitute the valid and legally binding obligation of Oramed, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

5.2.	Signing this Agreement does not constitute a breach of Oramed's Articles of Association, and, to the best of the Oramed's knowledge, it does not violate

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the provisions of law or of any agreement or of any competent authority, and does not require any approval or any other third party consent.

5.3.	The Oramed Shares are free of any liens and/or any third party debts.

5.4.	But for the representations actually made in this Agreement, Oramed represents that it is aware that the Company Shares are allocated "AS IS" without any further representations by the Company and/or its directors and/or its shareholders.

5.5.	Oramed represents that it is capable of evaluating the merits and risks of the transactions contemplated hereunder, and that it shall solely bear all such economic risks.

5.6.	Oramed recognizes that its investment involves a high degree of risk, and has required knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment and the potential loss of its entire investment.

5.7.	Oramed further warrants that it has considered and shall solely bear the tax implications which apply to it in connection of the execution of its investment and that the Company has not presented it with any representation in accordance with such tax implications.

5.8.	Oramed hereby acknowledges that the Company Shares are subject to a resale restriction pursuant to applicable Israeli law and regulations.

5.9.	As of the date of this Agreement Oramed does not hold any ordinary shares of the Company.

5.10.	Conflicts. Neither the authorization, execution and delivery of this Agreement nor the consummation of the transactions herein and therein contemplated, will (i) conflict with or result in a breach of any of the terms of Oramed’s Articles of Incorporation (ii) violate any judgment, order, injunction, decree or award of any court or governmental body, having jurisdiction over Oramed, against or binding on Oramed or to which its property is subject, or (iii) violate, conflict with or result in the breach or termination of, or constitute a default under, the terms of any material agreement to which Oramed is a party, except for such violations or defaults which do not materially and adversely affect the business, assets, operations, prospects or condition, financial or otherwise of Oramed.

5.11.	Filings. Consents and Approvals. To the best of Oramed's knowledge no registration or filing with, or consent or approval of or other action by, any government agency under laws and regulations thereof as now in effect is or will be necessary for the sale and delivery of the Oramed Shares.

5.12.	The representations and warranties contained in this Section 5 regarding Oramed is true and correct in all material respects.

5.13.	Company Reliance. Oramed expressly acknowledges and agrees that the Company is relying upon Oramed’s representations contained in this

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 Agreement.

6.        COMPANY REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to Oramed as follows on the date hereof and as of the Closing.

6.1.	Organization. The Company is a company duly organized and validly existing under the laws of the State of Israel. The Company has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

6.2.	Corporate Authority; Enforceability. The Company has full right, power and authority to issue the Company Shares as herein contemplated and the Company has full power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized and approved by all requisite corporate action, and this Agreement is a valid and legally binding obligation of the Company. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms thereof, will constitute the valid and binding obligation of the Company enforceable against them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors. Subject to the resale restrictions under the relevant securities laws, the Company Shares, when issued by the Company, will be duly and validly issued, fully paid and nonassessable, and free and clear of all liens.

6.3.	Conflicts. Neither the authorization, execution and delivery of this Agreement nor the consummation of the transactions herein and therein contemplated, will (i) conflict with or result in a breach of any of the terms of the Company’s Articles of Incorporation (ii) violate any judgment, order, injunction, decree or award of any court or governmental body, having jurisdiction over the Company, against or binding on the Company or to which its property is subject, (iii) violate any material law or regulation of any jurisdiction which is applicable to the Company or, (iv) violate, conflict with or result in the breach or termination of, or constitute a default under, the terms of any material agreement to which the Company is a party, except for such violations or defaults which do not materially and adversely affect the business, assets, operations, prospects or condition, financial or otherwise of the Company.

6.4.	Capitalization. The authorized capital of the Company as of the date hereof consists of 200,000,000 ordinary shares, of which there were (i) 133,197,419 issued and outstanding as of the date hereof as fully paid and nonassessable shares; (ii) options and/or warrants to purchase 792,001 ordinary shares; and (iii) employee and directors options to purchase 4,351,789 ordinary shares. All of the outstanding shares of share capital of the Company are validly issued, fully paid and nonassessable. The issuance of the Company Shares pursuant to the provisions of this Agreement will not violate any preemptive rights or rights of first refusal granted by the Company that will not be validly waived or complied with, and will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon Oramed through no action of the Company. Notwithstanding the aforesaid, pursuant to the Creditors Settlement, dated March 9, 2010 attached

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hereto as Schedule 6.4 ("Creditors Settlement"), additional Company equity may be issued. Other than a verbal understanding between Mr. Zeev Bronfeld and Mr. Meni Mor, each a controlling shareholder of the Company, to act in concert with respect to the ordinary shares of the Company held by each of them, there are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s share capital to which the Company is a party or, to the knowledge of the Company, between or among any of the Company's shareholders, including Oramed.

6.5.	Litigation. Excluding suits and or proceedings pursuant to the Creditors Settlement and an appeal brought against the Company by a former employee of the Company, to the best of Company's knowledge there are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority now pending, or, to the best knowledge of the Company, threatened against the Company.

6.6.	Compliance with Laws. The Company is not in violation of any statute, law, rule or regulation, or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or governmental agency or instrumentality, except for such violations or defaults which do not materially and adversely affect the business, assets, operations, prospects or condition, financial or otherwise, of the Company.

6.7.	Filings. Consents and Approvals. Except for the requisite approval of the

TASE and/or the ISA to the best of the Company's knowledge no registration or filing with, or consent or approval of or other action by, any government agency under laws and regulations thereof as now in effect is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement, and the issuance, sale and delivery of the Company Shares. All reports delivered by the Company in accordance to applicable TASE and ISA regulations were true and correct and did not contain any misleading information as such term is defined in the Israel Securities Law 1968.

6.8.	Absence of Changes. The ordinary shares of the Company are listed on the TASE. No order ceasing, halting or suspending trading in the ordinary shares or prohibiting the sale of the ordinary shares has been issued to and is outstanding against the Company or its directors, officers or promoters, and, to the best of the Company’s knowledge, no investigations or proceedings for such purposes are pending or threatened. The Company has not taken any action which would be reasonably expected to result in the delisting or suspension of quotation of the ordinary shares on or from the TASE.

6.9.	Offering. The offer, issue, and sale of the Company Shares contemplated hereby are exempt from the prospectus requirements of under the Israeli Securities Law, 5728-1968. Neither the Company nor any authorized agent acting on its behalf will knowingly take any action hereafter that would cause the loss of such exemptions. The Company has not offered or sold its ordinary shares or related derivative securities to more than 35 investors (excluding qualified institutional investors) during the past 12 months.

6.10.	Disclosure. All disclosure provided to Oramed with regard to the representations and warranties contained in this Section 6 regarding the Company, its business and the transactions contemplated hereby, furnished in writing by the Company is true and correct in all material respects and does not contain any untrue statement of a

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material fact or omit to state any material fact necessary in order to make the statements made therein.

6.11.	Oramed Reliance. The Company expressly acknowledges and agrees that Oramed is relying upon the Company’s representations contained in this Agreement.

7 CLOSING

7.1.	The closing shall take place at Victor Tshuva & Co. - Law Offices, at Level 8, S.A.P Building, Hayezira 3, Ramat Gan, Israel at 11:00 A.M. (Israel time) on the first business day following the satisfaction of all the closing conditions set forth herein, or on such other date and place as the Parties' mutually agree upon orally or in writing (the "Closing"). If the Closing shall not have occurred on or prior to March 31, 2011, then Oramed shall have the right to terminate this Agreement and the transactions contemplated hereby.

7.2.	At the Closing, the following actions shall take place:

7.2.1	The Company shall pay the "Consideration׳' which shall consist of the following:

7.2.1.1	The Company shall execute and deliver to Oramed a Promissory Note, in the form attached hereto as Schedule 7.2.1.1, in the principal amount of US $450,000.

7.2.1.2	The Company shall issue the Company Shares in favor of the Company's registration company ("חברה לרישומים") instructing the registration company to register the Company Shares to Oramed's bank account as described below:

Bank Leumi

Bank Address: Har Hachozvim, Hartum 7 Jerusalem, Israel

Routing Number - IL010856

Swift No: LUMIILITXXX

IBAN il950109680000053550084

Account Title/Beneficiary: Oramed Ltd

Account Number: 53550084

7.2.2	The Company shall transfer US $250,000 to Parent in the Oramed Private Placement.

7.2.3	Parent shall deliver to the Company an executed warrant to purchase 781,250 shares of common stock of Parent in the form attached to the Oramed SPA and a copy of its instructions to its transfer agent to issue the 273,438 shares of common stock of Parent pursuant to the Oramed SPA.

7.2.4	Oramed shall deliver to the Company an executed Share Transfer Deed for the Oramed Shares, in the form attached hereto as Schedule 7.2.4.

7.2.5	Resolutions of the Audit Committee and Board of Directors of the Company, the Board of Directors of each of Oramed and Parent and the Board of Directors and shareholders of Entera authorizing the applicable party to enter into this Agreement and approving the respective transactions to which they are parties shall be delivered to the Parties.

7.2.6	Shareholders’ resolutions of the Company authorizing it to enter into this Agreement and, approving the transactions contemplated by this Agreement shall be delivered to Oramed.

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7.2.7	The Company shall deliver to Oramed a copy of the approval of the TASE for the listing of the Company Shares.

7.2.8	Each of the Parties and Entera shall execute and deliver an instrument of termination and mutual release in respect of the Joint Venture Agreement among them, dated June 1, 2010.

7.2.9	In connection with this Agreement, Entera shall have amended its articles of association to remove the special rights of Oramed.

7.2.10	All the actions at the Closing and all transactions occurring at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all transactions are completed and all documents as ascribed hereinabove have been delivered.

8. TAXES

Each Party will bear the taxes applicable to it as a result of this transaction under this Agreement.

9 GOVERNING LAW AND JURISDICTION

This Agreement, its interpretation, validity and breach shall be governed exclusively by the laws of the State of Israel, without regard to its conflict of laws rules, the competent courts of Tel Aviv-Jaffa shall have exclusive jurisdiction in the resolution of any dispute relating to this Agreement.

10. MISCELLANEOUS

10.1.	Entire Agreement. This Agreement and the annexes attached hereto fully embraces the legal relationship between the Parties, and no previous agreements, memoranda of agreements, letters, negotiations, promises, consents, undertakings, representations, warranties or documents which were applied, exchanged, or signed, whether written or oral, by or between any of the Parties prior to the signing of this Agreement shall have any force or effect with respect to the subject matter hereof.

10.2.	Further Cooperation. The Parties agree to execute any and all documents necessary in order to consummate, implement and give full force and effect to this Agreement, and to all matters, things and transactions envisaged and contemplated herein including, but not limited to, filings with governmental or regulatory bodies, powers of attorney, corporate resolutions and such other documentation as may be reasonably necessary from time to time.

10.3.	Severability. If one or more provisions of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

10.4.	Counterparts; Facsimile. This Agreement may be executed at one or more times and in any number of

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counterparts, including counterparts executed or delivered by fax or other electronic transmission, each of which containing the signature of any of the Parties shall be deemed an original, but all of which together shall constitute one and the same instrument. The original of any copy of this Agreement executed with an original signature and transmitted via facsimile or other electronic transmission shall be deemed valid.

10.5.	Amendments and Waivers. The failure of any Party at any time or times to require performance of any provision hereof or to enforce any right with respect thereto, shall in no manner affect the right of such Party at a later time to enforce the same and shall in no way be construed to be a waiver of such provision or right* Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Party against whom enforcement of any such amendment or waiver is sought.

10.6.	Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth in this Agreement (or at such other addresses as shall be specified by notice given in accordance with this Section 10.7).

[Signature Page to Follow]

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IN WITNESS WHEREOF the parties have signed this Agreement as of the date first set forth above.

D.N.A Biomedical Solutions Ltd.

/s/ D.N.A. Biomedical Solutions Ltd.

By: D.N.A. Biomedical Solutions Ltd.

Title:________

Oramed Ltd.

/s/ Nadav Kidron

By: Nadav Kidron

Title: CEO

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Exhibit C

Patent Assignment

Oramed Ltd., a company organized under the laws of the State of Israel with principal offices at Hi-Tech Park 2/5 Givat-Ram, PO Box 39098, Jerusalem 91390, Israel (herein referred to as “Assignor”) hereby acknowledges that pursuant to the Patent Transfer Agreement by and among Assignor and Entera Bio Ltd., a company organized under the laws of the State of Israel with principal offices at Hi-Tech Park 2/5 Givat-Ram, PO Box 39098, Jerusalem 91390, Israel (herein referred to as “Assignee”), executed on February 22, 2011 (the “Patent Transfer Agreement”), Assignor hereby sells, assigns, transfers, and sets over unto Assignee:

(1)      Assignor’s entire right, title and interest in, to, and under the patent and patent applications, and any and all inventions, discoveries and applications that are disclosed in these patent and patent applications, for the United States and in all countries, as identified in Schedule A attached to this Patent Assignment (herein referred to as the “Patents”), and including any and all divisional, continuation, continuation-in-part, renewal, reissue, reexamination, revival, extension, and any substitute application based upon the Patents,; (2) the full and complete right to file patent applications in the name of the Assignee, its designee, or its designee's election, in all countries of the world, on the aforesaid Patents and any inventions, discoveries and applications disclosed in the Patents; (3) the entire right, title and interest in and to any letters patents that may issue thereon in the United States or in any country, and any renewals, revivals, reissues, reexaminations and extensions thereof, and any patents of confirmation, registration and importation of the same; (4) the entire right, title and interest in all convention and treaty rights of all kinds thereon, including without limitation all rights of priority in any country of the world, in and to the Patents and the inventions, discoveries and applications that are disclosed in the Patents; (5) any and all claims, demands, causes of action, damages, and remedies of every kind recoverable at law or in equity or otherwise from any and every party for any and every infringement of the Patents and any letters patent that may issue thereon together with the rights to bring and maintain any action for past, present, and future acts of infringements and for the recovery of damages and fees in the United States or in any country; and (6) all rights, title, and interest evidenced by or embodied in or connected or related to the foregoing.

Assignor hereby authorizes and requests the competent authorities to grant and issue any and all letters patents that may issue from the Patents in the United States and throughout the world to the Assignee of the entire right, title and interest therein, as fully and entirely as the same would have been held and enjoyed by Assignor had this assignment, sale and transfer not been made.

Assignor shall execute, verify and deliver such additional documents as Assignee may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing the said Patent assignment.  In the event Assignor does not sign any document required in connection with the said assignment, as aforesaid, Assignor hereby irrevocably designates and appoints the chief executive officer of Assignee as its agent and attorney in fact, solely to act for and on Assignor's behalf to execute, verify and file any such documents and to perform all other lawfully permitted acts solely for the purpose of assigning the rights to the Patent (including, without limitation, amendment of filings with relevant patent offices), provided that such individual provides Assignor with a copy of each and every document that is signed, as aforesaid, concurrently with the execution thereof.

Assignor hereby covenants that no assignment, sale, agreement or encumbrance has been or will be made or entered into that would conflict with this Patent Assignment.

This Patent Assignment is delivered pursuant to the Patent Transfer Agreement and is subject to the conditions, representations, warranties and covenants provided therein.  Nothing contained herein shall itself change, amend, extend or alter the terms or conditions of the Patent Transfer Agreement in any manner whatsoever.  In the event of any conflict or other difference between the Patent Transfer Agreement and this instrument, the provisions of the Patent Transfer Agreement shall prevail.

All capitalized terms not otherwise defined in this Patent Assignment shall have the same meaning ascribed to them in the Patent Transfer Agreement.

ASSIGNOR: ORAMED LTD.

Date:
Signature
Name:
Title:

ASSIGNEE: ENTERA BIO LTD.

Date:
Signature
Name:
Title:

SCHEDULE A TO THE PATENT ASSIGNMENT

Oramed Ltd.

List of Patents and Patent Applications

SERIAL NO FILING DATE	PATENT NO (or publica- tion no. in parentheses if still pending)	CTRY	TITLE	RELATED APPS.	STATUS	PATENT EXPIRATION DATE	NAMED INVENTORS